GLOBAL STAR ACQUISITION, INC.

September 14, 2022

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Ron Alper

Re:	Global Star Acquisition, Inc. (the “Company”)

Registration Statement on Form S-1

(File No. 333-266387) (the “Registration Statement”)

Dear Mr. Alper,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:00 p.m., Eastern time, on Monday, September 19, 2022, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at (808) 892-6611 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at 202-689-2987.

[Signature page follows]

1641 International Drive, Unit 208

McLean, VA 22102

Very truly yours,

Global Star Acquisition, Inc.

By:	/s/ Anthony Ang
Name: Anthony Ang
Title: Chief Executive Officer

[Signature Page to Acceleration Request Letter]